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                                                                     EXHIBIT 4.4


                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND

                     RELATIVE RIGHTS AND LIMITATIONS OF THE

              __% CONVERTIBLE CUMULATIVE PREFERRED STOCK, SERIES C

               OF CONTANGO OIL & GAS COMPANY (THE "CORPORATION")


1.   Designation and Amount; Ranking.
     -------------------------------

     (a) There shall be created from the 125,000 shares of preferred stock, par value $0.04 per share, of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the "__% Convertible Cumulative Preferred Stock, Series C" par value $0.04 per share (the "Series C Preferred Stock"), and the number of shares of such series shall be 92,000. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than that of the shares of Series C Preferred Stock then outstanding plus the number of shares issuable upon exercise of options or rights then outstanding.

     (b) The Series C Preferred Stock will, with respect to dividend rights, redemption rights or rights upon the liquidation, winding-up or dissolution of the Corporation or otherwise rank (i) senior to all Junior Stock, (ii) on a parity with all Parity Stock and (iii) junior to all Senior Stock.

2.   Definitions.  As used herein, the following terms shall have the following
     -----------
meanings:

     (a) "Accrued Dividends" shall mean, with respect to any share of Series C Preferred Stock, as of any date, the accrued and unpaid dividends on such share from and including the most recent Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to but not including such date.

     (b) "Accumulated Dividends" shall mean, with respect to any share of Series C Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share from the Issue Date until the most recent Dividend Payment Date on or prior to such date. There shall be no Accumulated Dividends with respect to any share of Series C Preferred Stock prior to the first Dividend Payment Date.

     (c) "AMEX" shall mean the American Stock Exchange.

     (d) "Board of Directors" shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

     (e) "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law or executive order to close.
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     (f) "Certificate of Incorporation" shall mean the Certificate of
Incorporation of the Corporation, as amended from time to time.

     (g) "Change of Control" shall mean any of the following events:

         (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation's assets (determined on a consolidated basis) to any person or group (as that term is used in Section 13(d)(3) of the Exchange
               Act);

         (ii) the adoption of a plan the consummation of which would result in the Corporation's liquidation or dissolution; or

         (iii) the acquisition, directly or indirectly, by any person or group (as that term is used in Section 13(d)(3) of the Exchange Act; provided that, the directors of the Corporation and their affiliates shall not be deemed to be a group solely by reason of the fact that they are all directors or affiliates of directors), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Corporation's Voting Stock.

     (h) "Change of Control Date" shall mean the date on which the Change of Control event occurs.

     (i) "Change of Control Option" shall have the meaning set forth in Section 4(a).

     (j) "Common Stock" shall mean the common stock, par value $0.04 per share, of the Corporation, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent corporation.

     (k) "Corporation" shall have the meaning set forth in the introduction.

     (l) "Conversion Price" shall mean $[____], subject to adjustment as set forth in Section 7(c).

     (m) "Conversion Ratio" shall mean the quotient of the Liquidation Preference divided by the Conversion Price in effect at the time of determination.

     (n) "Conversion Shares" shall have the meaning set forth in Section
7(c)(ii).

     (o) "Dividend Payment Date" shall mean March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2002.

     (p) "Dividend Rate" shall have the meaning set forth in Section 3(a).

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     (q) "Dividend Record Date" shall mean a date fixed by the Board of
Directors, or a duly authorized committee thereof, for determining the Holders who are entitled to receive dividends on a Dividend Payment Date. The Dividend Record Date for a Dividend Payment Date shall be a date not less than 15 days nor more than 45 days prior to the Dividend Payment Date.

     (r) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     (s) "Expiration Date" shall have the meaning set forth in Section 4(b).

     (t) "Holder" or "holder" shall mean a holder of record of the Series C Preferred Stock.

     (u) "Issue Date" shall mean the original date of issuance of the Series C Preferred Stock.

     (v) "Junior Stock" shall mean the Common Stock and each other class of capital stock or series of preferred stock established after the Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series C Preferred Stock as to dividend rights, redemption rights or rights upon the liquidation, winding-up or dissolution of the Corporation or otherwise.

     (w) "Liquidation Preference" shall mean, with respect to each share of Series C Preferred Stock, $250 (as adjusted for stock splits, subdivisions, combinations reclassifications and the like).

     (x) "Mandatory Conversion Date" shall have the meaning set forth in Section 8(b).

     (y) "Market Value" shall mean the average closing price of the Common Stock for a five consecutive trading day period on the AMEX (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation) or, if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock.

     (z) "Officer" means the Chairman of the Board of Directors, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Corporation.

     (aa) "Parity Stock" shall mean any class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend rights, redemption rights or rights upon the liquidation, winding-up or dissolution of the Corporation or otherwise.

     (bb) "Person" shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

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     (cc) "SEC" or "Commission" shall mean the Securities and Exchange
Commission.

     (dd) "Securities Act" means the Securities Act of 1933, as amended.

     (ee) "Senior Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock and each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series C Preferred Stock as to dividend rights, redemption rights or rights upon the liquidation, winding-up or dissolution of the Corporation or otherwise.

     (ff) "Series A Preferred Stock" shall mean the Series A Senior Convertible Cumulative Preferred Stock, par value $0.04 per share, of the Corporation.

     (gg) "Series B Preferred Stock" shall mean the Series B Senior Convertible Cumulative Preferred Stock, par value $0.04 per share, of the Corporation.

     (hh) "Series C Preferred Stock" shall have the meaning set forth in Section 1(a).

     (ii) "Transaction" shall have the meaning set forth in Section 7(g).

     (jj) "Transfer Agent" shall mean The Bank of New York, the Corporation's duly appointed transfer agent, registrar and conversion and dividend disbursing agent for the Series C Preferred Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with ten days' prior notice to the Transfer Agent; provided, that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness or such removal.

     (kk) "Voting Rights Class" shall have the meaning set forth in Section 5(a)(i).

     (ll) "Voting Rights Triggering Event" shall mean any time at which the Corporation has failed to pay, in full, the equivalent of six quarterly dividends payable on the Series C Preferred Stock (whether or not declared or consecutive).

     (mm) "Voting Stock" shall mean, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the Board of Directors or other governing body of such Person. For purposes of this definition, "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

3.   Dividends.
     ---------

  (a) The holders of shares of the outstanding Series C Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, to receive cumulative cash dividends at the rate per annum of [___]% per share on the Liquidation Preference (the "Dividend Rate"). Dividends payable for each full

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dividend period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date (commencing September 30, 2002) for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Series C Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date. Such dividends shall be cumulative from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date (whether or not in any dividend period or periods there shall be funds of the Corporation legally available for the payment of such dividends) and shall accrue on a day-to-day basis, whether or not earned or declared, from and after the Issue Date. Dividends payable for any partial dividend period shall be computed on the basis of actual days elapsed in the period and a 360-day year consisting of twelve 30- day months. Accumulations of dividends on shares of Series C Preferred Stock shall not bear interest.

     (b) As long as any shares of Series A Preferred Stock or Series B Preferred Stock remain outstanding, no dividend may be declared or paid or set apart for payment on the Series C Preferred Stock unless at the time of such declaration or payment or setting apart for payment:

         (i) full cumulative dividends have been or contemporaneously are declared and paid in cash (or declared and a sum sufficient for payment set apart for such payment) on the Series A Preferred Stock and Series B Preferred Stock for all quarterly dividend periods for the Series A Preferred Stock and Series B Preferred Stock terminating on or prior to the Dividend Payment Date for the Series C Preferred Stock;

         (ii) an amount equal to the dividends accrued on the Series A Preferred Stock and Series B Preferred Stock from the last dividend payment date for the Series A Preferred Stock and Series B Preferred Stock to the Dividend Payment Date for the Series C Preferred Stock has been declared and set apart in cash for payment on the Series A Preferred Stock and Series B Preferred Stock; and

         (iii) the dividend payment for the most recent quarterly dividend period on the Series A Preferred Stock and Series B Preferred Stock has been paid entirely in cash.

     (c) When dividends are not paid in full on the Series C Preferred Stock and any Parity Stock, all dividends declared on the Series C Preferred Stock and any Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series C Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that the accumulated and unpaid dividends per share on the Series C Preferred Stock and such Parity Stock bear to each other. Except as set forth in the preceding sentence, unless full dividends on the Series C Preferred Stock have been paid for all past dividend periods, no dividends (other than in Common Stock or other shares of Junior Stock) shall be declared or paid or set aside for payment, nor shall any other distribution be made, on the Common Stock, any other Junior Stock or any Parity Stock.

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     (d) Unless full dividends on the Series C Preferred Stock have been paid, or declared and a sum sufficient for payment thereof set apart for such payment, for all past dividend periods, the Corporation may not redeem, repurchase or otherwise acquire for any consideration (nor may the Corporation pay or make available any moneys for a sinking fund for the redemption of) any shares of Common Stock, any Junior Stock or any Parity Stock except by conversion into or exchange for shares of Junior Stock.

     (e) Holders shall not be entitled to any dividends on the Series C Preferred Stock, whether payable in cash, property or stock, in excess of full cumulative dividends.

     (f) The Holders at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Corporation's default in payment of the dividend due on that Dividend Payment Date. However, shares of Series C Preferred Stock surrendered for conversion pursuant to Section 7 during the period between the close of business on any Dividend Record Date and the close of business on the day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on the shares on that Dividend Payment Date. A Holder on a Dividend Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by the Corporation on the Series C Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series C Preferred Stock for conversion. Except as provided above with respect to a voluntary conversion pursuant to
Section 7, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon conversion.

4.   Change of Control.
     -----------------

     (a) Upon a Change of Control, each Holder shall, in the event that the Market Value for the period ending on the Change of Control Date is less than the Conversion Price, have a one-time option (the "Change of Control Option") to convert all of such Holder's shares of Series C Preferred Stock into a number of fully-paid and non-assessable shares of Common Stock equal to the Liquidation Preference divided by an adjusted Conversion Price equal to the greater of:

         (i) the Market Value for the period ending on the Change of Control Date; and

         (ii) $____ (as adjusted for stock splits, subdivisions, combinations reclassifications and the like) [to be 66 2/3% of the recent Common Stock price set forth on the cover of the prospectus].

The Change of Control Option must be exercised, if at all, during a period of not less than 30 days nor more than 60 days commencing on the third Business Day after notice of the Change of Control has been given by the Corporation pursuant to Section 4(b).

     (b) In the event of a Change of Control (other than a Change of Control described in Section 4(f)), notice of such Change of Control shall be given, within five Business Days of the

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Change of Control Date, by the Corporation by first-class mail to each Holder, at such Holder's address as the same appears on the books of the Corporation or its duly appointed Transfer Agent. Each such notice shall state (i) that a Change of Control has occurred; (ii) the last day on which the Change of Control Option may be exercised (the "Expiration Date") pursuant to the terms hereof;
(iii) the name and address of the Transfer Agent; and (iv) the procedures that Holders must follow to exercise the Change of Control Option.

     (c) On or before the Expiration Date, each Holder wishing to exercise the Change of Control Option shall surrender the certificate or certificates representing the shares of Series C Preferred Stock to be converted, in the manner and at the place designated in the notice described in Section 4(b), and on such date the cash or shares of Common Stock due to such Holder shall be delivered to the Person whose name appears on such certificate or certificates as the owner thereof and the shares represented by each surrendered certificate shall be returned to authorized but unissued shares. Upon surrender (in accordance with the notice described in Section 4(b)) of the certificate or certificates representing any shares to be so converted (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be converted by the Corporation at the adjusted Conversion Price, if applicable, as described in Section 4(a).

     (d) The rights of Holders pursuant to this Section 4 are in addition to, and not in lieu of, the rights of Holders provided for in Section 7 hereof.

     (e) In lieu of issuing the shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock in the event of a Change of Control, the Corporation may, at its option, make a cash payment equal to the Market Value determined for the period ending on the Change of Control Date for each share of Common Stock that would otherwise be issuable. Any such cash payment shall be treated as a redemption of the Series C Preferred Stock for purposes of all rights and preferences of the holders of Senior Stock applicable to redemptions of Series C Preferred Stock.

     (f) Notwithstanding the foregoing, upon a Change of Control in which (i) each holder of Common Stock receives consideration consisting solely of common stock of the successor, acquirer or other third party (and cash paid in lieu of fractional shares) that is listed on a national securities exchange or quoted on the NASDAQ National Market and (ii) all of the Common Stock has been exchanged for, converted into or acquired for common stock of the successor, acquirer or other third party (and cash in lieu of fractional shares), and the Series C Preferred Stock becomes convertible solely into such common stock, the Conversion Price will not be adjusted as described in Section 4(a).

5.   Voting Rights.
     -------------

     (a) The shares of Series C Preferred Stock shall have no voting rights except as set forth below or as otherwise required by Delaware law from time to time:

         (i) If and whenever at any time or times a Voting Rights Triggering Event occurs, Holders (voting as a class with all other series of Parity Stock having similar rights to elect a director that are then exercisable) (the

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               "Voting Rights Class") will be entitled, at the next annual or special meeting of stockholders, to elect one additional director of the Corporation. Upon the election of such director, the number of directors constituting the Board of Directors will be increased by one.

         (ii) Such voting rights may be exercised at a special meeting of the holders of the shares of the Voting Rights Class, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends in arrears on the shares of Series C Preferred Stock shall have been paid in full, at which time or times such voting rights and the term of the director elected pursuant to Section 5(a)(i) shall terminate and the number of directors constituting the Board of Directors will be reduced by one.

         (iii) At any time when such voting rights shall have vested in holders of shares of the Voting Rights Class, an Officer of the Corporation may call, and, upon written request of the record holders of shares representing at least twenty-five percent (25%) of the voting power of the shares then outstanding of the Voting Rights Class, addressed to the Secretary of the Corporation, shall call a special meeting of the holders of shares of the Voting Rights Class. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 5(a)(iii), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of stockholders in which such case, the election of directors pursuant to Section 5(a)(i) shall be held at such annual meeting of stockholders.

         (iv) At any meeting held for the purpose of electing directors at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of shares of the Voting Rights Class constituting a majority of the shares of the Voting Rights Class present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

         (v) Any director elected pursuant to the voting rights created under this Section 5(a) shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 5 (a)(ii)) and any vacancy in respect of any such director shall be filled only by the holders of shares of the Voting Rights Class at a special meeting called in

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               accordance with the procedures set forth in this Section 5, or, if no such special meeting is called, at the next annual meeting of stockholders. Upon any termination of such voting rights, the term of office of any director elected pursuant to this Section 5 shall terminate.

         (vi) So long as any shares of Series C Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series C Preferred Stock, voting as a single class, shall be required to
               (i) authorize or issue any shares of, or any securities convertible into shares of, any class or series of Senior Stock, including any additional shares of Series A Preferred Stock or Series B Preferred Stock (whether or not issued in the form of a dividend on such shares), or (ii) amend or repeal any provision of or add any provision to, the Certificate of Incorporation if that action would adversely alter or change the rights, preferences or privileges of the Series C Preferred Stock.

         (vii) In exercising the voting rights set forth in this Section 5(a), each share of Series C Preferred Stock shall be entitled to one vote.

     (b) The Corporation may authorize, increase the authorized amount of, or issue any shares of Parity Stock or Junior Stock, without the consent of the holders of Series C Preferred Stock, and in taking such actions the Corporation shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of Holders.

6.   Liquidation Preference.
     ----------------------

     (a) In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary of involuntary, each Holder shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders the Liquidation Preference plus Accumulated Dividends and Accrued Dividends thereon in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, on any Common Stock.

     (b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 6.

     (c) After the payment to the Holders of full preferential amounts provided for in this Section 6, the Holders as such shall have no right or claim to any of the remaining assets of the Corporation.

     (d) In the event the assets of the Corporation available for distribution to the Holders upon any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled

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pursuant to Section 6(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, winding-up or dissolution unless proportionate distributable amounts shall be paid on account of the shares of Series C Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all Series C Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

     (e) Upon any voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, Holders will not be entitled to receive any liquidating distributions until all amounts payable upon any such event to holders of outstanding shares of Series A Preferred Stock, Series B Preferred Stock and any other class or series of Senior Stock have been paid in full.

7.   Conversion Rights.
     -----------------

     (a) Each Holder shall have the right, at its option, exercisable at any time and from time to time from the Issue Date to convert, subject to the terms and provisions of this Section 7, any or all of such Holder's shares of Series C Preferred Stock. In such case, the shares of Series C Preferred Stock shall be converted into such whole number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 7(g), to the product of the number of shares of Series C Preferred Stock being so converted multiplied by the Conversion Ratio then in effect. The conversion right of a Holder shall be exercised by the Holder by the surrender to the Corporation of the certificates representing shares to be converted at any time during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent to be maintained by it, accompanied by duly executed written notice to the Corporation in that the Holder elects to convert all or a portion of the shares of Series C Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation or its duly appointed Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(i). Immediately prior to the close of business on the date of receipt by the Corporation or its duly appointed Transfer Agent of notice of conversion of shares of Series C Preferred Stock, each converting Holder shall be deemed to be the Holder of record of Common Stock issuable upon conversion of such Holder's Series C Preferred Stock notwithstanding that the share register of the Corporation of its duly appointed Transfer Agent shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. Upon notice from the Corporation, each Holder of Series C Preferred Stock so converted shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a Transfer Agent, certificates representing the shares so converted, duly endorsed in blank or accompanied by proper instruments of transfer. On the date of any conversion, all rights with respect to the shares of Series C Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to (i) receive dividends on the shares of Series C Preferred Stock so converted in accordance with Section 3(f); (ii) receive certificates for the number of whole shares of Common Stock into which such shares of Series C Preferred Stock have been converted and cash, in lieu of any fractional shares as provided in Section 7(f); and (iii) exercise the rights to which they are entitled as holders of Common Stock.

     (b) If the last day for the exercise of the conversion right shall not be a Business Day, then such conversion right may be exercised on the next preceding Business Day.

     (c) The Conversion Price shall be subject to adjustment as follows:

         (i)   In case the Corporation shall at any time or from time to time
               (A) pay a dividend (or other distribution) on the Common Stock payable in shares of Common Stock (other than the issuance of shares of Common Stock in connection with the conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or any other series of preferred stock of the Corporation that is convertible into Common Stock); (B) subdivide or split the outstanding shares of Common Stock into a larger number of shares; (C) combine the outstanding shares of Common Stock into a smaller number of shares; or (D) issue any shares of its capital stock in a reclassification of the Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the Holder of any share of Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such Holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series C Preferred Stock been converted into shares of Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(c)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or
               (y) in the case of any such subdivision, split, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

         (ii) In case the Corporation shall at any time or from time to time issue to all holders of its Common Stock rights, options or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) at a price per share less than the Market Value for the period ending on the date of issuance (treating the price per share of any security convertible, or exchangeable or exercisable into Common Stock as equal to (A) the sum of the price paid to acquire such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (B) the number of shares of Common Stock into which such convertible, exchangeable or exercisable security is initially convertible, exchangeable or exercisable), other than (I) issuances of such rights, options or warrants if the Holder would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Series C Preferred Stock into

               Common Stock and (II) issuances that are subject to certain triggering events (until such time as such triggering events occur), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the record date of such issuance by a fraction (y) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued upon or as a result of the issuance of such rights, options or warrants (or the maximum number into or for which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (z) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into or for which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon the conversion, exchange or exercise of such security) would purchase at the Market Value for the period ending on the date of conversion; provided, that if the Corporation distributes rights or warrants (other than those referred to above in this subparagraph (c)(ii)) pro rata to the holders of Common Stock, so long as such rights or warrants have not expired or been redeemed by the Corporation,
               (y) the holder of any Series C Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants and
               (ii) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Series C Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Series C Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights and warrants, and (z) the Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

         (iii) In case the Corporation shall at any time or from time to time
               (A) make a pro rata distribution to all holders of shares of its Common Stock consisting exclusively of cash (excluding any cash distributed upon a merger or consolidation to which paragraph (g) below applies), that, when combined together with (x) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Corporation or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12 months in respect of which no adjustment pursuant to this Section 7(c) has been made, in the aggregate exceeds 10% of the Corporation's market capitalization (defined as the product of the Market Value for the period ending on the record date of such distribution times the number of shares of Common Stock outstanding on such record date) on the record date of such distribution; (B) complete a tender or exchange offer by the Corporation or any of its subsidiaries for shares of Common Stock that involves an aggregate consideration that, together with (I) any cash and other consideration payable in a tender or exchange offer by the Corporation or any of its subsidiaries for shares of Common Stock expiring within the then-preceding 12 months in respect of which no adjustment pursuant to this Section 7(c) has been made and (II) the aggregate amount of any such all-cash distributions referred to in clause (A) above to all holders of shares of Common Stock within the then-preceding 12 months in respect of which no adjustments have been made, exceeds 10% of the Corporation's market capitalization on the expiration of such tender offer; or (C) make a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in paragraph
               (c)(i) or (c)(ii) above or clause (A) of this paragraph
               (c)(iii)), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution or completion of such tender or exchange offer, as the case may be, by a fraction (x) the numerator of which shall be the Market Value for the period ending on the record date referred to below, or, if such adjustment is made upon the completion of a tender or exchange offer, on the payment date for such offer, and (y) the denominator of which shall be such Market Value less the then fair market value (as determined by the Board of Directors of the Corporation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or paid in such tender or exchange offer, applicable to one share of Common Stock (but such denominator shall not be less than one); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Corporation if the Holder would otherwise be entitled to receive such rights upon conversion at any time of shares of Series C Preferred Stock into shares of Common Stock unless such rights are subsequently redeemed by the Corporation, in which case such redemption shall be treated for purposes of this Section

               7(c)(iii) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made or tender or exchange offer is completed, as the case may be, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

         (iv) Notwithstanding anything herein to the contrary, no adjustment under this Section 7(c) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price.

     (d) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

     (e) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Corporation promptly shall deliver to each Holder a certificate signed by an authorized officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

     (f) No fractional shares or securities representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Series C Preferred Stock, whether voluntary or mandatory. If more than one share of Series C Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of the shares of Series C Preferred Stock so surrendered. If the conversion of any share or shares of Series C Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the last reported sale price of the Common Stock on the AMEX (or on such other national securities exchange or automated quotation system on which the Common Stock is then listed for trading or authorized for quotation) or, if the Common Stock is not then so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock at the close of business on the trading day next preceding the day of conversion shall be paid to such holder in cash by the Corporation.

     (g) In the event of any reclassification of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in the event of any consolidation or merger of the Corporation with or into another Person or any merger of another Person with or into the Corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock), or in the event of any sale or other disposition to another Person of all or substantially all of the assets of the Corporation (computed on a consolidated basis) (any of the foregoing, a "Transaction"), each share of Series C Preferred Stock then outstanding shall, without the consent of any Holder, become convertible at any time, at the option of the Holder thereof, only into the kind and amount of securities (of the Corporation or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock could have been converted immediately prior to such Transaction, after giving effect to any adjustment event. The provisions of this Section 7(g) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The provisions of this Section 7(g) shall be the sole right of Holders in connection with any Transaction and such Holders shall have no separate vote thereon.

     (h) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series C Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series C Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series C Preferred Stock.

     (i) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series C Preferred Stock shall be made without charge to the converting holder of shares of Series C Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares of Series C Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of Series C Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

8.   Mandatory Conversion.
     --------------------

     (a) At any time on or after June 30, 2004, the Corporation shall have the right, at its option, to cause the Series C Preferred Stock, in whole but not in part, to be automatically converted into that number of whole shares of Common Stock for each share of Series C Preferred Stock equal to the Conversion Ratio then in effect, with any resulting fractional shares of Common Stock to be settled in accordance with Section 7(f). The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 8(a) only if the closing price of the Common Stock equals or exceeds 130% of the Conversion Price then in effect for at least 20 trading days in any consecutive 30-day trading period on the AMEX (or another national securities exchange or the Nasdaq National Market), including the last trading day of such 30-day period, ending on the trading day prior to the Corporation's issuance of a press release announcing the mandatory conversion as described in Section 8(b).

     (b) To exercise the mandatory conversion right described in Section 8(a), the Corporation must issue a press release for publication on Business Wire or an equivalent newswire service prior to the opening of business on the first trading day following any date on which the conditions described in Section 8(a) are met, announcing such a mandatory conversion. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the Corporation's intention to convert the Series C Preferred Stock. The conversion date will be a date selected by the Corporation (the "Mandatory Conversion Date") and will be no more than five Business Days after the date on which the Corporation issues the press release described in this Section 8(b).

     (c) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in
Section 8(b) shall state, as appropriate: (i) the Mandatory Conversion Date;
(ii) the number of shares of Common Stock to be issued upon conversion of each share of Series C Preferred Stock and (iii) that dividends on the Series C Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

     (d) On and after the Mandatory Conversion Date, dividends will cease to accrue on the Series C Preferred Stock called for a mandatory conversion pursuant to Section 8(a) and all rights of Holders will terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof and cash, in lieu of any fractional shares of Common Stock in accordance with Section 7(f). The dividend payment with respect to the Series C Preferred Stock called for a mandatory conversion pursuant to Section 8(a) on a date during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Dividend Record Date if such share has been converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion pursuant to Section 8(a), no payment or adjustment will be made upon conversion of Series C Preferred Stock for Accrued Dividends or for dividends with respect to the Common Stock issued upon such conversion.

     (e) The Corporation may not authorize, issue a press release or give notice of any mandatory conversion pursuant to Section 8(a) unless, prior to giving the conversion notice, all Accumulated Dividends on the Series C Preferred Stock for periods ended prior to the date of such conversion notice shall have been paid in cash in full.

     (f) In addition to the mandatory conversion right described in Section 8(a), if there are less than 9,200 shares of Series C Preferred Stock outstanding, the Corporation shall have the right, at any time on or after June 30, 2006, at its option, to cause the Series C Preferred Stock, in whole but not in part, to be automatically converted into that number of whole shares of Common Stock equal to the quotient of (i) the Liquidation Preference divided by
(ii) the lesser of (A) the Conversion Price then in effect and (B) the Market Value for the five trading day period ending on the second trading day immediately prior to the Mandatory Conversion Date, with any resulting fractional shares of Common Stock to be settled in cash in accordance with
Section 7(f). The provisions of clauses (b), (c), (d) and (e) of this Section 8 shall apply to any mandatory conversion pursuant to this clause (f); provided that (i) the Mandatory Conversion Date described in Section 8(b) shall not be less than 15 days nor more than 30 days after the date on which the Corporation issues a press release pursuant to Section 8(b) announcing such mandatory conversion and (ii) the press release and notice of mandatory conversion described in Section 8(c) will not state the number of shares of Common Stock to be issued upon conversion of each share of Series C Preferred Stock, but instead will state the basis for determining the number of shares of Common Stock to be issued as set forth in this Section 8(f).

9.   Consolidation, Merger and Sale of Assets.
     ----------------------------------------

     (a) The Corporation, without the consent of the Holders, may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all its assets to any Person or may permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Corporation; provided, however, that (a) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (b) the shares of Series C Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Series C Preferred Stock had immediately prior to such transaction; and (c) the Corporation delivers to the Transfer Agent a certificate signed by two Officers and a written opinion from legal counsel, who is acceptable to the Transfer Agent and may be an employee of or counsel to the Corporation or the Transfer Agent, stating that such transaction complies with this Certificate of Designation.

     (b) Upon any consolidation by the Corporation with, or merger by the Corporation into, any other person or any conveyance, transfer or lease of all or substantially all the assets of the Corporation as described in Section 9(a), the successor resulting from such consolidation or into which the Corporation is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Corporation under the shares of Series C Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Series C Preferred Stock.

10.  Redemption.
     ----------

     (a) The Corporation may not redeem the shares of Series C Preferred Stock prior to June 30, 2006. At any time on or after June 30, 2006 and prior to June 30, 2009, the Corporation may, at its option, redeem all, but not a portion, of the shares of Series C Preferred Stock at a cash redemption price per share equal to (i) 105% of the Liquidation Preference plus (ii) all Accumulated Dividends and Accrued Dividends to the date of redemption. The date of redemption shall be a date fixed by the Corporation not less than 30 nor more than 60 days after the date of the press release referred to in Section 10(c).

     (b) At any time on or after June 30, 2009, the Corporation may, at its option, redeem all, but not a portion, of the outstanding shares of Series C Preferred Stock at a cash redemption price per share equal to the Liquidation Preference plus all Accumulated Dividends and Accrued Dividends to the date of redemption. The date of redemption shall be a date fixed by the

Corporation not less than 30 nor more than 60 days after the date of the press release referred to in Section 10(c).

     (c) If the Corporation elects to redeem the Series C Preferred Stock in accordance with either Section 10(a) or Section 10(b), it will notify the Holders of its intention to redeem the Series C Preferred Stock by:

         (i) issuing a press release on Business Wire or an equivalent newswire service indicating its intention to redeem the Series C Preferred Stock; and

         (ii) mailing a notice of its intention to redeem the Series C Preferred Stock to all Holders.

     (d) In addition to any information required by applicable law, regulation or stock exchange rule, the press release and notice of redemption will state:

         (i)   the redemption date;

         (ii) the redemption price to be paid in respect of each share of Series C Preferred Stock;

         (iii) that dividends on the Series C Preferred Stock will cease to be payable on the redemption date, unless the Corporation defaults in making payment of any cash payable upon redemption;

         (iv) that the option of holders of Series C Preferred Stock to convert shares of Series C Preferred Stock into Common Stock will terminate at the close of business on the Business Day immediately preceding the redemption date, unless the Corporation defaults in making payment of any cash payable upon redemption;

         (v)   the Conversion Price then in effect; and

         (vi) that shares of Series C Preferred Stock must be surrendered to the Corporation or to the Transfer Agent in order to receive the redemption payment and the procedures for surrendering shares of Series C Preferred Stock.

     (e) Notice having been given as provided above, from and after the date fixed for the redemption (unless the Corporation shall fail to make available the money necessary to effect such redemption), the Holders shall cease to be shareholders with respect to the Corporation's shares of Series C Preferred Stock and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other right with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement or assignment of transfer, if required by the Corporation or the Transfer Agent and so stated in the notice) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. The Corporation may, at its option, at any time after a notice of redemption has been given, deposit the redemption price for the shares of Series C Preferred Stock, plus any Accumulated Dividends and Accrued Dividends thereon to the date fixed for redemption, with the Transfer Agent, as a trust fund for the benefit of the Holders, together with irrevocable instructions and authority to such Transfer Agent that such funds be delivered upon redemption of such shares and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective Holders upon the surrender of their share certificates. From and after the making of such deposit, the Holders shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive from such trust fund the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation or the Transfer Agent) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. Any balance of such moneys remaining unclaimed at the end of the two-year period commencing on the date fixed for redemption shall be repaid to the Corporation upon its request expressed in a resolution of its Board of Directors.

     (f) The right of Holders to convert shares of Series C Preferred Stock will terminate at the close of business on the Business Day immediately preceding the redemption date, unless the Corporation defaults in making payment of any cash payable upon redemption.

11.  Other Provisions.
     ----------------

     (a) With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

     (b) Shares of Series C Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, except that any issuance or reissuance of shares of Series C Preferred Stock must be in compliance with this Certificate of Designation.

     (c) The shares of Series C Preferred Stock shall be issuable only in whole shares.

     (d) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.